Exhibit (h)(2)

GRANTHAM, MAYO, VAN OTTERLOO & CO. LLC

Notification of Undertaking to
Reimburse Selected Fund Expenses and Waive Selected Fees

NOTIFICATION made as of June 30, 2020 by GRANTHAM, MAYO, VAN OTTERLOO & CO. LLC, a Massachusetts limited liability company (the “Advisor”), to GMO TRUST, a Massachusetts business trust (the “Trust”).

WHEREAS, the Advisor has historically paid for some of the operating expenses of the series of the Trust (the “Funds”); and

WHEREAS, the Advisor has historically waived some or all of the management and shareholder service fees charged by Funds that invest in other Funds in order to prevent the double payment of such fees; and

WHEREAS, the Advisor wishes to simplify those expense reimbursement undertakings and combine them into one document.

NOW, THEREFORE, the Advisor hereby notifies the Trust that, provided that the fee rates set forth in (i) the Management Contracts between each Fund and the Advisor and (ii) the Amended and Restated Servicing and Supplemental Support Agreement between the Trust and the Advisor remain unchanged, the Advisor shall, as set forth below, bear a portion of the expenses of the Funds through June 30, 2021 (and any subsequent periods as may be designated by the Advisor by notice to the Trust). During the period covered by this Notification, the arrangements set forth below may only be modified by the mutual consent of the Advisor and the Trust (such consent in the case of the Trust to require a majority vote of the “non-interested” trustees of the Trust (as defined under the Investment Company Act of 1940, as amended)).

Operating Expense Reimbursement

For all Funds listed on Exhibit A

The Advisor will reimburse each Fund listed on Exhibit A for its “Specified Operating Expenses” (as defined below).

For GMO High Yield Fund, GMO Resources Fund, GMO Special Opportunities Fund, GMO U.S. Small Cap Value Fund and GMO Strategic Short-Term Fund

The Advisor will reimburse each Fund for the portion of its “Specified Operating Expenses” (as defined below) that exceed the percentage of the Fund’s average daily net assets (the “Expense Threshold Amount”) set forth in the table below.

Exhibit (h)(2)

Fund	Expense Threshold Amount
GMO High Yield Fund	0.10%
GMO Resources Fund	0.10%
GMO Special Opportunities Fund	0.10%
GMO U.S. Small Cap Value Fund	0.10%
GMO Strategic Short-Term Fund	0.05%

Specified Operating Expenses

As used in this Notification, subject to the exceptions noted below, “Specified Operating Expenses” means: audit expenses, fund accounting expenses, pricing service expenses, expenses of non-investment related tax services, transfer agency expenses (excluding any amounts paid to financial intermediaries for sub-transfer agency, recordkeeping and other administrative services provided with respect to Class I shareholders), expenses of non-investment related legal services provided to the Funds by or at the direction of the Advisor, organizational and start-up expenses, federal securities law filing expenses, printing expenses, state and federal registration fees and custody expenses. In the case of GMO Emerging Markets Fund, “Specified Operating Expenses” does not include custody expenses; in the case of GMO Emerging Domestic Opportunities Fund, “Specified Operating Expenses” only includes custody expenses to the extent that they exceed 0.10% of the Fund’s average daily net assets; and in the case of each of GMO Benchmark-Free Fund and GMO GAAR Implementation Fund, “Specified Operating Expenses” does not include the Fund’s direct custody expenses attributable to its holdings of emerging market securities.

With respect to each Fund with an Expense Threshold Amount, the Advisor shall be permitted to recover from the Fund, on a class-by-class basis, expenses it has borne or reimbursed subsequent to the effective date of this Notification (whether through reduction of its management fee or otherwise) to the extent that the Fund’s Specified Operating Expenses in subsequent periods fall below the lesser of (1) the expense limit in effect at the time the Advisor waives or limits the expenses and (2) the expense limit in effect at the time the Advisor seeks to recover the expenses; provided, however, that such Fund will not be obligated to pay any amounts more than three years after the Advisor bore or reimbursed such amounts.

Exhibit (h)(2)

For GMO Climate Change Fund and GMO Alternative Allocation Fund

For each of GMO Climate Change Fund and GMO Alternative Allocation Fund, the Advisor will reimburse the Fund to the extent necessary to prevent the Fund’s total annual fund operating expenses, exclusive of: (i) fees and expenses of the Independent Trustees, legal counsel to the Independent Trustees and independent compliance consultant to the Independent Trustees, (ii) investment-related costs, such as brokerage commissions, interest, and acquired fund fees and expenses, (iii) taxes, (iv) litigation and indemnification expenses, (v) judgments, (vi) in the case of Class I shares, payments to intermediaries for sub-transfer agency, recordkeeping and other administrative services with respect to Class I shareholders and (vii) other extraordinary or non-recurring expenses not incurred in the ordinary course of the Fund’s business, from exceeding the following amounts for each class of shares, in each case representing the average daily net assets for the indicated class of shares:

	Class II	Class III	Class IV	Class V	Class VI	Class R6	Class I
Climate Change Fund	N/A	0.77%	0.72%	0.705%	0.675%	0.77%	0.77%
Alternative Allocation Fund	0.99%	0.92%	0.875%	0.855%	0.825%	0.99%	0.99%

For all Funds offering Class I Shares

The Advisor will reimburse Class I shares of each Fund (other than Emerging Markets Fund and Emerging Domestic Opportunities Fund) to the extent that amounts paid by the Fund out of the net assets attributable to Class I shares to financial intermediaries for sub-transfer agency, recordkeeping and other administrative services provided with respect to Class I shareholders exceed 0.10% of the average daily net assets attributable to Class I shares. The Advisor will reimburse Class I shares of Emerging Markets Fund and Emerging Domestic Opportunities Fund to the extent that amounts paid by each Fund out of the net assets attributable to Class I shares to financial intermediaries for sub-transfer agency, recordkeeping and other administrative services provided with respect to Class I shareholders exceed 0.05% (Emerging Markets Fund) and 0.03% (Emerging Domestic Opportunities Fund) of the average daily net assets attributable to Class I shares.

Management Fee Waiver

For each Fund (other than GMO Benchmark-Free Allocation Fund1) that pays the Advisor a management fee, the Advisor will waive or reduce the Fund’s management fee, but not below zero, to the extent necessary to offset the management fees paid to the Advisor that are directly or indirectly borne by the Fund as a result of the Fund’s direct or indirect investments in other GMO Funds.

Management Fee Reduction

For GMO Emerging Markets Fund, the Advisor will reduce its management fee to 0.65% of the Fund’s average daily net assets.

1 GMO Benchmark-Free Allocation Fund’s management contract contains a contractual management fee reduction.

Exhibit (h)(2)

Shareholder Service Fee Waiver

For each Fund (other than GMO Benchmark-Free Allocation Fund2) that charges a shareholder service fee, the Advisor will waive or reduce the shareholder service fee charged to holders of each class of shares of the Fund, but not below zero, to the extent necessary to offset the shareholder service fees directly or indirectly borne by the class of shares of the Fund as a result of the Fund’s direct or indirect investments in other GMO Funds.

In addition, the Advisor will waive the shareholder service fees charged to holders of each class of shares of GMO Emerging Markets Fund listed below, but not below zero, to the extent necessary to prevent the shareholder service fees borne by each class from exceeding the specified percentage of the class’s average daily net assets (the “Shareholder Service Fee Expense Limitation”) set forth below.

Class	Shareholder Service Fee Expense Limitation
II	0.20%
III	0.15%
IV	0.10%
V	0.05%
VI	0.02%
R6	0.20%
I	0.20%

Miscellaneous

In providing this Notification, the Advisor understands and acknowledges that the Trust intends to rely on this Notification, including in connection with the preparation and printing of the Trust’s prospectuses and its daily calculation of each Fund’s or class’s net asset value.

Please be advised that all previous notifications by the Advisor with respect to fee waivers and/or expense limitations regarding any of the Funds shall hereafter be null and void and of no further force and effect.

2 The Trust’s Amended and Restated Servicing and Supplemental Support Agreement contains a contractual shareholder service fee reduction for GMO Benchmark-Free Allocation Fund.

Exhibit (h)(2)

[Signatures appear on the following page]

Exhibit (h)(2)

IN WITNESS WHEREOF, the Advisor has executed this Notification on the day and year first above written.

GRANTHAM, MAYO, VAN OTTERLOO & CO. LLC

By:	/s/ Jonathan Feigelson
Name:	Jonathan Feigelson
Title:	General Counsel

ACKNOWLEDGED AND AGREED:

GMO TRUST, on behalf of each of its series

By:	/s/ Douglas Charton
Name:	Douglas Charton
Title:	Vice President-Law

This instrument is executed on behalf of  Grantham, Mayo, Van Otterloo & Co. LLC (“GMO”) by a duly authorized officer or other agent solely in his or her capacity as an authorized signatory, pursuant to delegated authority from GMO, and not individually.  The obligations of or arising out of this instrument are not binding upon any officer or other agent, partner, member or director of GMO individually, but are binding only upon  GMO and its assets.  A Certificate of Organization of GMO is on file with the Secretary of The Commonwealth of Massachusetts.

A copy of the Amended and Restated Agreement and Declaration of Trust of the Trust is on file with the Secretary of The Commonwealth of Massachusetts, and notice is hereby given that this instrument is executed on behalf of the Trustees of the Trust as Trustees and not individually and that the obligations of this instrument are not binding upon any of the Trustees or shareholders individually but are binding only upon the assets and property of the Funds.

Exhibit A
U.S. Equity Fund
Quality Fund
SGM Major Markets Fund
International Equity Fund
Cyclical Focus Fund
Emerging Markets Fund
Tax-Managed International Equities Fund
Multi-Sector Fixed Income Fund
Emerging Country Debt Shares Fund
U.S. Treasury Fund
Asset Allocation Bond Fund
Benchmark-Free Allocation Fund
International Equity Allocation Fund
Global Asset Allocation Fund
Global Equity Allocation Fund
Opportunistic Income Fund
Strategic Opportunities Allocation Fund
Global Developed Equity Allocation Fund
International Developed Equity Allocation Fund
High Quality Short-Duration Bond Fund
Emerging Domestic Opportunities Fund
Benchmark-Free Fund
Implementation Fund
Risk Premium Fund
GAAR Implementation Fund